Exhibit 99.1

Source: Aris Water Solutions, Inc.

August 2, 2023

Aris Water Solutions, Inc. Reports Second Quarter 2023 Results

HOUSTON, Texas, August 2, 2023 – Aris Water Solutions, Inc. (NYSE: ARIS) (“Aris”, “Aris Water” or the “Company”) today announced financial and operating results for the second quarter ended June 30, 2023.

●	Total water volumes of approximately 1.5 million barrels per day for the second quarter of 2023, up 21% versus the second quarter of 2022 and up 9% sequentially versus the first quarter of 2023.
●	Produced Water volumes of approximately 1,045 thousand barrels per day for the second quarter of 2023, up 24% versus the second quarter of 2022 and up 8% sequentially versus the first quarter of 2023.
●	Water Solutions volumes of approximately 452 thousand barrels per day for the second quarter of 2023, up 13% versus the second quarter of 2022 and up 12% sequentially versus the first quarter of 2023.
●	Net income of $10.4 million for the second quarter of 2023, up 158% versus the second quarter of 2022 and up 35% sequentially versus the first quarter of 2023. Adjusted Net Income[1] of $13.2 million for the second quarter of 2023, up 11% versus the second quarter of 2022 and up 34% sequentially versus the first quarter of 2023.
●	Adjusted EBITDA[1] of $42.6 million for the second quarter of 2023, up 14% versus the second quarter of 2022 and up 12% sequentially versus the first quarter of 2023.
●	Aris is revising its 2023 outlook for Adjusted EBITDA upward from $150 million - $170 million to $160 million - $170 million given its solid execution and stronger than anticipated first half volumes.
●	Our contracted customers remain active drilling and completing wells across our acreage dedications. To support additional customer activity planned for late 2023 and 2024, we are raising our guidance for 2023 capital expenditures from $140 million - $155 million to $160 million - $170 million.

1 Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures. See the supplementary schedules in this press release for a discussion of how we define and calculate Adjusted EBITDA and Adjusted Net Income and a reconciliation thereof to net income, the most directly comparable GAAP measure.

“We delivered a strong second quarter, achieving both 21% volume growth and improved profitability as we continue to execute ahead of schedule on our business plan and realize previously identified cost reductions,” said Amanda Brock, Chief Executive Officer of Aris.

“The entire Aris team is performing extremely well in identifying additional opportunities to expand our infrastructure network, optimize our operating costs, and improve our cash management activities. We are appreciative of our team’s continued focus and effort.

The second quarter also benefited from a few one-time events, including the receipt of deficiency payments under our minimum volume commitments that drove higher margins, the delay of certain maintenance expenses into the third quarter due to supply chain constraints, and lower than anticipated general & administrative expenses. As a result, we expect third quarter Adjusted EBITDA1 to be relatively flat sequentially. However, we expect to see our volumes increase and Adjusted EBITDA1 grow over second quarter levels in the fourth quarter.

The quality of our customers, well economics, and undrilled inventory on our contracted acreage continues to provide Aris with compelling support for steady growth. Some of our large customers have recently indicated they are increasing production more than previously forecasted in our contracted acreage, particularly in our core Northern Delaware Basin system. As we continue to expand our infrastructure network to capture these opportunities, our additional 2023 capital investments will, in turn, increase our volumes, revenue, and EBITDA in coming years.

Aris is beginning to actively test promising beneficial re-use treatment technologies in the field and looks forward to the progress of its pilot programs over the next several quarters. We continue working with regulators, our customers, and different industries in identifying opportunities to use treated produced water. Additionally, we earned Hart Energy’s 2023 ESG Award for public midstream companies earlier this quarter, which recognizes the impact we have made on water sustainability in the Permian Basin.

We are also pleased to announce that Dr. Eric Hoek will be joining us as an advisor to focus specifically on the recovery and commercialization of high-value materials in our brine stream. Dr. Hoek, an engineering professor at UCLA and a faculty scientist at the Lawrence Berkeley National Laboratory, is a globally recognized leader in developing and commercializing water technologies and will be a valuable addition to our team.”

OPERATIONS UPDATE

For the second quarter of 2023, the Company handled approximately 1.5 million barrels of total water volumes per day, up approximately 21% from 1.2 million barrels of water per day for the second quarter of 2022 and up approximately 9% sequentially from 1.4 million barrels of water per day for the first quarter of 2023. Skim oil recoveries were 1,042 barrels per day, or approximately 0.1% of produced water volumes, in-line with expectations.

Recycled Produced Water volumes were approximately 296 thousand barrels of water per day for the second quarter of 2023, approximately flat from 297 thousand barrels of water per day for the second quarter of 2022, and up approximately 15% sequentially versus the first quarter of 2023.

Groundwater volumes were approximately 156 thousand barrels of water per day for the second quarter of 2023, up approximately 50% from 104 thousand barrels of water per day for the second quarter of 2022, and up approximately 6% sequentially versus the first quarter of 2023.

FINANCIAL UPDATE

Net income was $10.4 million for the second quarter of 2023 versus net income of $4.0 million in the second quarter of 2022 and net income of $7.7 million in the first quarter of 2023. Adjusted Net Income1 was $13.2 million for the second quarter of 2023 versus $11.9 million for the second quarter of 2022 and $9.8 million in the first quarter of 2023.

Adjusted EBITDA1 was $42.6 million for the second quarter of 2023, up approximately 14% from $37.2 million in the second quarter of 2022, and up approximately 12% from $38.1 million in the first quarter of 2023.

The Company had gross margin per barrel of $0.24 per barrel for the second quarter of 2023 versus $0.26 per barrel in the second quarter of 2022 and $0.24 per barrel for the first quarter of 2023. The Company had Adjusted Operating Margin per Barrel2 of $0.38 per Barrel for the second quarter of 2023, versus $0.41 in the second quarter of 2022 and $0.39 for the first quarter of 2023.

Second quarter 2023 capital expenditures3 totaled approximately $49 million versus $52 million in the second quarter of 2022.

STRONG BALANCE SHEET AND LIQUIDITY

As of June 30, 2023, the Company had approximately $4 million in cash and an available revolving credit facility of approximately $171 million for a total available liquidity of approximately $175 million. As of June 30, 2023, the Company’s leverage ratio was 2.49X, which was slightly below the low end of our target leverage range of 2.50X-3.50X.4 Accounts Receivable balance of approximately $94 million was down approximately 7% from the first quarter while revenue grew 6% quarter-over-quarter, reflecting continued improvements in working capital management.

THIRD QUARTER 2023 DIVIDEND

On August 2, 2023, Aris’s Board of Directors declared a dividend on its Class A common stock for the third quarter of 2023 of $0.09 per share. In conjunction with the dividend payment, a distribution of $0.09 per unit will be paid to unit holders of Solaris Midstream Holdings, LLC. The dividend will be paid on September 28, 2023, to holders of record of the Company’s Class A common stock as of the close of business on September 14, 2023. The distribution to unit holders of Solaris Midstream Holdings, LLC will be subject to the same payment and record dates.

THIRD QUARTER 2023 AND REVISED FULL YEAR 2023 FINANCIAL OUTLOOK

“Our volumes have grown steadily, exceeding our expectations in the first half of the year. In the third quarter, we expect produced water and water solutions volumes to be flat to slightly down sequentially, reflecting the timing of completions across our acreage, as we expect third quarter

2 Adjusted Operating Margin per Barrel is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate Adjusted Operating Margin per Barrel and a reconciliation thereof to gross margin, the most directly comparable GAAP measure.

3 Calculated on capital costs incurred during the period, excluding the impact of working capital.

4 Defined as net debt as of 6/30/2023 divided by annualized 2Q 2023 Adjusted EBITDA. Net debt is calculated as total debt less cash and cash equivalents.

completions to be weighted toward the second half of the quarter. We anticipate a strong finish to the year as fourth quarter produced water volumes are forecasted to exceed those realized in the second quarter,” said Amanda Brock. “We continue to forecast skim oil recovery at normalized levels of approximately 0.10% of produced water inlet volumes, consistent with the second quarter. We expect our CPI linked inflation clauses and cost reduction initiatives to further benefit margins in the second half of the year, partially offset by deferred well maintenance costs and the non-recurrence of margin benefits from minimum volume commitment deficiencies recognized in the second quarter.”

●	For the third quarter of 2023, the Company expects:
o	Produced Water Handling volumes between 1,020 and 1,030 thousand barrels of water per day
o	Water Solutions volumes between 375 and 390 thousand barrels of water per day
o	Adjusted Operating Margin per Barrel[2] between $0.38 and $0.41
o	Skim oil recoveries of 0.10% of inlet produced water handling volumes at an average WTI price of $74 per barrel
o	Adjusted EBITDA[1] between $39 and $42 million

●	For the full year of 2023, Aris is updating its previously provided guidance to reflect higher than anticipated volume growth through the first half of 2023 as well as additional capital investment to accommodate further growth anticipated in late 2023 and early 2024
●	For the full year of 2023, the Company now expects:
o	Produced Water Handling volumes between 1,020 and 1,030 thousand barrels of water per day
o	Water Solutions volumes between 400 and 410 thousand barrels of water per day
o	Adjusted Operating Margin per Barrel[2] between $0.39 and $0.40
o	Skim oil recoveries of 0.10% of inlet produced water handling volumes at an average WTI price of $74 per barrel
o	Adjusted EBITDA[1] between $160 and $170 million, revised from prior outlook of $150 to $170 million
o	Capital Expenditures between $160 and $170 million[3], revised from prior outlook of $140 to $155 million
◾	Incremental capital expenditures to the prior outlook include:
●	Approximately $10 million of growth capital to accommodate increased forecasted volumes from contracted customers
●	Approximately $5 million of increased maintenance capital due to additional asset upgrades

CONFERENCE CALL

Aris will host a conference call to discuss its second quarter 2023 results on Thursday, August 3, 2023, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time).

Participants should call (877) 407-5792 and refer to Aris Water Solutions, Inc. when dialing in. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, www.ariswater.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately fourteen days. The replay can be accessed by dialing (877) 660-6853 within the United States or (201) 612-7415 outside of the United States. The access code is 13739965.

About Aris Water Solutions, Inc.

Aris Water Solutions, Inc. is a leading, growth-oriented environmental infrastructure and solutions company that directly helps its customers reduce their water and carbon footprints. Aris Water delivers full-cycle water handling and recycling solutions that increase the sustainability of energy company operations. Its integrated pipelines and related infrastructure create long-term value by delivering high-capacity, comprehensive produced water management, recycling and supply solutions to operators in the core areas of the Permian Basin.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to, those regarding the Company’s business strategy, its industry, its future profitability and our projected guidance for 2023, the various risks and uncertainties associated with the extraordinary inflationary environment and impacts resulting from the volatility in global oil markets, expected capital expenditures and the impact of such expenditures on performance, management changes, current and potential future long-term contracts and the Company’s future business and financial performance and our ability to identify strategic acquisitions and realize benefits therefrom. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “guidance,” “preliminary,” “project,” “estimate,” “outlook,” “budget,” “expect,” “continue,” “will,” “intend,” “plan,” “targets,” “believe,” “forecast,” “future,” “potential,” “may,” “possible,” “should,” “could” and variations of such words or similar expressions. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements, including our projected guidance for 2023. Factors that could cause the Company’s actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the risk factors discussed or referenced in its filings made from time to time with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Table 1

Aris Water Solutions, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except for share and	Three Months Ended		Six Months Ended
per share amounts)	June 30,		June 30,
	2023	2022	2023	2022
Revenue
Produced Water Handling	$49,716	$35,525	$95,816	$70,625
Produced Water Handling—Affiliate	23,181	23,207	46,321	44,288
Water Solutions	14,928	14,708	28,810	26,352
Water Solutions—Affiliate	8,163	2,828	16,147	5,972
Other Revenue	645	118	1,110	118
Total Revenue	96,633	76,386	188,204	147,355
Cost of Revenue
Direct Operating Costs	44,446	30,781	88,291	57,452
Depreciation, Amortization and Accretion	19,086	16,203	37,692	32,782
Total Cost of Revenue	63,532	46,984	125,983	90,234
Operating Costs and Expenses
Abandoned Well Costs	—	5,415	—	5,415
General and Administrative	12,682	11,567	24,481	22,278
Impairment of Long-Lived Assets	—	—	—	15,597
Research and Development Expense	650	81	1,058	100
Other Operating (Income) Expense	(192)	513	25	1,577
Total Operating Expenses	13,140	17,576	25,564	44,967
Operating Income	19,961	11,826	36,657	12,154
Other Expense
Interest Expense, Net	7,971	7,315	15,632	15,100
Income (Loss) Before Income Taxes	11,990	4,511	21,025	(2,946)
Income Tax Expense (Benefit)	1,559	472	2,886	(368)
Net Income (Loss)	10,431	4,039	18,139	(2,578)
Net Income (Loss) Attributable to Noncontrolling Interest	5,733	2,645	10,063	(1,750)
Net Income (Loss) Attributable to Aris Water Solutions, Inc.	$4,698	$1,394	$8,076	$(828)

Net Income (Loss) Per Share of Class A Common Stock
Basic	$0.15	$0.06	$0.25	$(0.05)
Diluted	$0.15	$0.05	$0.25	$(0.05)
Weighted Average Shares of Class A Common Stock Outstanding
Basic	30,036,593	21,984,313	29,985,869	21,918,639
Diluted	30,036,593	22,101,106	29,985,869	21,918,639

Table 2

Aris Water Solutions, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except for share and per share amounts)	June 30,	December 31,
	2023	2022
Assets
Cash	$4,016	$1,122
Accounts Receivable, Net	66,586	81,683
Accounts Receivable from Affiliate	27,721	46,029
Other Receivables	8,732	4,354
Prepaids and Deposits	4,222	5,805
Assets Held for Sale	17,777	—
Total Current Assets	129,054	138,993
Fixed Assets
Property, Plant and Equipment	982,857	907,784
Accumulated Depreciation	(102,578)	(88,681)
Total Property, Plant and Equipment, Net	880,279	819,103
Intangible Assets, Net	250,942	269,845
Goodwill	34,585	34,585
Deferred Income Tax Assets, Net	27,670	30,424
Right-of-Use Assets	9,165	9,135
Other Assets	998	1,281
Total Assets	$1,332,693	$1,303,366
Liabilities and Stockholders' Equity
Accounts Payable	$36,718	$22,982
Payables to Affiliate	2,443	3,021
Accrued and Other Current Liabilities	73,699	65,411
Total Current Liabilities	112,860	91,414
Long-Term Debt, Net of Debt Issuance Costs	423,856	428,921
Asset Retirement Obligation	18,051	17,543
Tax Receivable Agreement Liability	98,093	97,980
Other Long-Term Liabilities	10,467	10,421
Total Liabilities	663,327	646,279
Commitments and Contingencies
Stockholders' Equity
Preferred Stock $0.01 par value, 50,000,000 authorized. None issued or outstanding as of June 30, 2023 and December 31, 2022	—	—
Class A Common Stock $0.01 par value, 600,000,000 authorized, 30,313,173 issued and 30,074,118 outstanding as of June 30, 2023; 30,115,979 issued and 29,919,217 outstanding as of December 31, 2022	302	300
Class B Common Stock $0.01 par value, 180,000,000 authorized, 27,554,042 issued and outstanding as of June 30, 2023; 27,575,519 issued and outstanding as of December 31, 2022	276	276
Treasury Stock (at Cost), 239,055 shares as of June 30, 2023; 196,762 shares as of December 31, 2022	(3,490)	(2,891)
Additional Paid-in-Capital	323,799	319,545
Accumulated Deficit	(5,291)	(7,722)
Total Stockholders' Equity Attributable to Aris Water Solutions, Inc.	315,596	309,508
Noncontrolling Interest	353,770	347,579
Total Stockholders' Equity	669,366	657,087
Total Liabilities and Stockholders' Equity	$1,332,693	$1,303,366

Table 3

Aris Water Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
(in thousands)	June 30,
	2023	2022
Cash Flow from Operating Activities
Net Income (Loss)	$18,139	$(2,578)
Adjustments to reconcile Net Income (Loss) to Net Cash provided by Operating Activities:
Deferred Income Tax Expense (Benefit)	2,837	(384)
Depreciation, Amortization and Accretion	37,692	32,782
Stock-Based Compensation	5,585	5,539
Impairment of Long-Lived Assets	—	15,597
Abandoned Well Costs	—	5,415
Loss on Disposal of Asset, Net	57	578
Amortization of Debt Issuance Costs, Net	1,041	1,099
Other	504	393
Changes in Operating Assets and Liabilities:
Accounts Receivable	15,097	(20,922)
Accounts Receivable from Affiliate	18,308	(1,492)
Other Receivables	(4,005)	1,021
Prepaids and Deposits	1,583	1,313
Accounts Payable	(1,001)	(2,201)
Payables to Affiliate	(578)	620
Accrued Liabilities and Other	1,208	477
Net Cash Provided by Operating Activities	96,467	37,257

Cash Flow from Investing Activities
Property, Plant and Equipment Expenditures	(77,981)	(48,318)
Deposit on Assets Held for Sale	1,750	—
Net Cash Used in Investing Activities	(76,231)	(48,318)

Cash Flow from Financing Activities
Dividends and Distributions Paid	(10,743)	(13,859)
Repurchase of Shares	(599)	—
Repayment of Credit Facility	(36,000)	—
Proceeds from Credit Facility	30,000	—
Net Cash Used in Financing Activities	(17,342)	(13,859)

Net Increase (Decrease) in Cash	2,894	(24,920)
Cash, Beginning of Period	1,122	60,055
Cash, End of Period	$4,016	$35,135

Use of Non-GAAP Financial Information

The Company uses financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Operating Margin, Adjusted Operating Margin per Barrel, and Adjusted Net Income. Although these Non-GAAP financial measures are important factors in assessing the Company’s operating results and cash flows, they should not be considered in isolation or as a substitute for net income or gross margin or any other measures prepared under GAAP.

The Company calculates Adjusted EBITDA as net income (loss) plus: interest expense; income taxes; depreciation, amortization and accretion expense; abandoned well costs, asset impairment and abandoned project charges; losses on the sale of assets; transaction costs; research and development expense; loss on debt modification; stock-based compensation expense; and other non-recurring or unusual expenses or charges (such as temporary power costs, litigation expenses and severance costs), less any gains on sale of assets. For the fourth quarter of 2022, we began including research and development expense in our calculation of Adjusted EBITDA due to our new beneficial reuse pilot projects, which are discreet, non-revenue initiatives.

The Company calculates Adjusted Operating Margin as Gross Margin plus depreciation, amortization and accretion. The Company defines Adjusted Operating Margin per Barrel as Adjusted Operating Margin divided by total volumes.

The Company calculates Adjusted Net Income as Net Income (Loss) Attributable to Stockholders’ Equity plus the after-tax impacts of stock-based compensation and plus or minus the after-tax impacts of certain items affecting comparability, which are typically noncash and/or nonrecurring items. The Company calculated Diluted Adjusted Net Income Per Share as (i) Adjusted Net Income (Loss) Attributable to Stockholder’s Equity plus the after-tax impacts of stock-based compensation and plus or minus the after-tax impacts of certain items affecting comparability, which are typically noncash and/or nonrecurring items, divided by (ii) the diluted weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC interests, adjusted for the dilutive effect of outstanding equity-based awards.

For the quarter ended June 30, 2023, the Company calculates its leverage ratio as net debt as of June 30, 2023, divided by annualized 2Q 2023 Adjusted EBITDA. Net debt is calculated as the principal amount of total debt outstanding as of June 30, 2023, less cash and cash equivalents as of June 30, 2023.

The Company believes these presentations are used by investors and professional research analysts for the valuation, comparison, rating, and investment recommendations of companies within its industry. Similarly, the Company’s management uses this information for comparative purposes as well. Adjusted EBITDA, Adjusted Operating Margin, Adjusted Operating Margin per Barrel, and Adjusted Net Income are not measures of financial performance under GAAP and should not be considered as measures of liquidity or as alternatives to net income (loss) or gross margin. Additionally, these presentations as defined by the Company may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) and other measures prepared in accordance with GAAP, such as gross margin, operating income, net income or cash flows from operating activities.

Although we provide forecasts for the non-GAAP measures Adjusted EBITDA and Adjusted Operating Margin per Barrel, we are not able to forecast their most directly comparable measures (net income and gross margin) calculated and presented in accordance with GAAP without unreasonable effort. Certain elements of the composition of forward-looking non-GAAP metrics are not predictable, making it impractical for us to forecast. Such elements include but are not limited to non-recurring gains or losses, unusual or non-recurring items, income tax benefit or expense, or one-time transaction costs and cost of revenue, which could have a significant impact on the GAAP measures. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results. As a result, no reconciliation of forecasted non-GAAP measures is provided.

Table 4

Aris Water Solutions, Inc.

Operating Metrics

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
(thousands of barrels of water per day)
Produced Water Handling Volumes	1,045	841	1,008	822
Water Solutions Volumes
Recycled Produced Water Volumes Sold	296	297	277	285
Groundwater Volumes Sold	156	104	151	85
Groundwater Volumes Transferred (1)	—	—	—	12
Total Water Solutions Volumes	452	401	428	382
Total Volumes	1,497	1,242	1,436	1,204

Per Barrel Operating Metrics (2)
Produced Water Handling Revenue/Barrel	$0.77	$0.77	$0.78	$0.77
Water Solutions Revenue/Barrel	$0.56	$0.48	$0.58	$0.47
Revenue/Barrel of Total Volumes	$0.70	$0.67	$0.72	$0.68
Direct Operating Costs/Barrel	$0.33	$0.27	$0.34	$0.26
Gross Margin/Barrel	$0.24	$0.26	$0.24	$0.26
Adjusted Operating Margin/Barrel	$0.38	$0.41	$0.38	$0.41

(1) The groundwater transfer assets were sold in Q1 2022.
(2) Per barrel operating metrics are calculated independently. Therefore, the sum of individual amounts may not equal the total presented.

Table 5

Aris Water Solutions, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA

(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2023	2022	2023	2022
Net Income (Loss)	$10,431	$4,039	$18,139	$(2,578)
Interest Expense, Net	7,971	7,315	15,632	15,100
Income Tax Expense (Benefit)	1,559	472	2,886	(368)
Depreciation, Amortization and Accretion	19,086	16,203	37,692	32,782
Abandoned Well Costs	—	5,415	—	5,415
Impairment of Long-Lived Assets	—	—	—	15,597
Stock-Based Compensation	3,117	3,202	5,585	5,539
Loss on Disposal of Asset, Net	70	24	57	578
Transaction Costs	100	425	145	933
Research and Development Expense	650	81	1,058	100
Other	(362)	64	(466)	66
Adjusted EBITDA	$42,622	$37,240	$80,728	$73,164

Table 6

Aris Water Solutions, Inc.

Reconciliation of Gross Margin to Adjusted Operating Margin and
Adjusted Operating Margin per Barrel

(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2023	2022	2023	2022
Total Revenue	$96,633	$76,386	$188,204	$147,355
Cost of Revenue	(63,532)	(46,984)	(125,983)	(90,234)
Gross Margin	33,101	29,402	62,221	57,121
Depreciation, Amortization and Accretion	19,086	16,203	37,692	32,782
Adjusted Operating Margin	$52,187	$45,605	$99,913	$89,903
Total Volumes (Thousands of BBLs)	136,282	113,042	260,097	218,048
Adjusted Operating Margin/BBL	$0.38	$0.41	$0.38	$0.41

Table 7

Aris Water Solutions, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income

(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2023	2022	2023	2022
Net Income (Loss)	$10,431	$4,039	$18,139	$(2,578)
Adjusted items:
Impairment of Long-Lived Assets	—	—	—	15,597
Abandoned Well Costs	—	5,415	—	5,415
Loss on Disposal of Asset, Net	70	24	57	578
Stock-Based Compensation	3,117	3,202	5,585	5,539
Tax Effect of Adjusting Items (1)	(419)	(786)	(741)	(2,536)
Adjusted Net Income	$13,199	$11,894	$23,040	$22,015

(1) Estimated tax effect of adjusted items allocated to Aris based on statutory rates.

Table 8

Aris Water Solutions, Inc.

Reconciliation of Diluted Net Income Per Share to Non-GAAP Diluted Adjusted Net Income Per Share

(Unaudited)

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2023	2023
Diluted Net Income Per Share of Class A Common Stock	$0.15	$0.25
Adjusted items:
Reallocation of Net Income (Loss) Attributable to Noncontrolling Interests From the Assumed Exchange of LLC Interests	0.03	0.05
Stock-Based Compensation	0.05	0.10
Tax Effect of Adjusting Items (1)	(0.01)	(0.01)
Diluted Adjusted Net Income Per Share	$0.22	$0.39

(1) Estimated tax effect of adjusted items allocated to Aris based on statutory rates.

Diluted Weighted Average Shares of Class A Common Stock Outstanding	30,036,593	29,985,869
Adjusted Items:
Assumed Redemption of LLC Interests	27,554,393	27,561,348
Dilutive Performance-Based Stock Units (2)	—	—
Diluted Adjusted Fully Weighted Average Shares of Class A Common Stock Outstanding	57,590,986	57,547,217

(2) Dilutive impact of Performance-Based Stock Units already included for the three and six months ended June 30, 2023.

Table 9

Aris Water Solutions, Inc.

Computation of Leverage Ratio

(Unaudited)

As of
June 30,
(in thousands)	2023

Principal Amount of Debt at June 30, 2023	$429,000
Less: Cash at June 30, 2023	(4,016)
Net Debt	$424,984

Adjusted EBITDA for the Three Months Ended June 30, 2023	$42,622
x 4 Quarters	x 4
Annualized Adjusted EBITDA	$170,488

Net Debt	$424,984
÷ Annualized Adjusted EBITDA	$170,488
Leverage Ratio	2.49